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                          September 3, 2020

       Laurent Therivel
       Chief Executive Officer
       UNITED STATES CELLULAR CORPORATION
       8410 West Bryn Mawr
       Chicago, IL 60631

                                                        Re: UNITED STATES
CELLULAR CORPORATION
                                                            Registration
Statement on Form S-3
                                                            Filed August 28,
2020
                                                            File No. 333-248453

       Dear Mr. Therivel:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Matthew
Derby at (202) 551-3334 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Technology